================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         COAST SAVINGS FINANCIAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                  [LOGO OF COAST SAVINGS FINANCIAL, INC.(R)]

                                                                 March 26, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Coast Savings Financial, Inc., which will be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California on April 23, 1997, beginning at 2:00 p.m. The formal notice and the proxy statement of the Board of Directors for this meeting are attached to this letter.

  Your vote is very important. On behalf of the Board of Directors, I urge you to vote, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. A postage-paid return envelope is provided for your convenience. You may still attend the Annual Meeting and vote in person, but returning your proxy card now will assure that your vote is counted if you are unable to attend.

                                          Sincerely,

                                          /s/ Ray Martin

                                          RAY MARTIN
                                          Chairman of the Board and
                                           Chief Executive Officer

                  [LOGO OF COAST SAVINGS FINANCIAL, INC.(R)]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 23, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coast Savings Financial, Inc. (the "Company") will be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California, on April 23, 1997, at 2:00 p.m., California time, for the following purposes:

    1. To elect four directors of the Company to serve until the Annual Meeting to be held in 2000 or until their successors are elected and have been qualified. The Board of Directors has nominated Robert L. Hunt II, Thomas V. McKernan, Jr., Keith W. Renken and Harold B. Starkey, Jr.

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1997.

    3. To consider such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors of the Company has selected March 5, 1997, as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Priscilla Finch,

                                          Priscilla Finch,
                                          Corporate Secretary

Los Angeles, California
March 26, 1997

                         COAST SAVINGS FINANCIAL, INC.
                            1000 WILSHIRE BOULEVARD
                      LOS ANGELES, CALIFORNIA 90017-2457

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 23, 1997

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coast Savings Financial, Inc. (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California on April 23, 1997, at 2:00 p.m., California time, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement and the enclosed proxy card is March 26, 1997.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of the Company, or of its wholly owned subsidiary, Coast Federal Bank, Federal Savings Bank ("Coast"), none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $3,800 plus reimbursement for certain expenses. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

                                    VOTING

  The Meeting is being held (i) to elect four directors; (ii) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1997; and (iii) to consider such other business as may properly be brought before the Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 5, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, 18,591,317 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), were outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for conducting business. The inspectors of election appointed for the meeting will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that the broker does not have authority as to certain shares to vote on a particular matter, such shares will be treated as present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

  Unless otherwise indicated on the proxy, shares represented by any proxy in the form of the enclosed proxy card will, if the proxy is properly executed and received by the Company before the Meeting, be voted FOR each of the four nominees for director of the Company shown on the proxy and FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1997. Although the Board of Directors currently knows of no other matter to be brought before the Meeting, if other matters properly come before the Meeting and may properly be acted upon, including voting on a substitute nominee for director in the event that any of the nominees named in this Proxy Statement becomes unwilling or unable to serve before the Meeting, the proxy will be voted in accordance with the best judgment of the persons named in the proxy. Any stockholder has the power to revoke his proxy at any time before it is voted at the Meeting by delivering a later signed and dated proxy or other written notice of revocation to Priscilla Finch, Corporate Secretary of the Company, at 1000 Wilshire Boulevard, 22nd Floor, Los Angeles, California 90017-2457. A proxy may also be revoked if the person executing the proxy is present at the Meeting and chooses to vote in person.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the shares of Common Stock beneficially owned as of March 5, 1997, by all directors of the Company, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company and Coast as a group. Each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

   NAME OF BENEFICIAL                                              NUMBER OF
          OWNER                                                      SHARES
      OR NUMBER OF                                                BENEFICIALLY
    PERSONS IN GROUP                                                OWNED(1)
   ------------------                                             ------------
   Leon S. Angvire...............................................     25,547(2)
   John C. Argue.................................................      6,000(2)
   James F. Barritt..............................................    133,985
   Gerald D. Barrone.............................................     86,301
   Thomas V. McKernan, Jr. ......................................      6,500(3)
   James R. Boyle................................................     75,000
   Joan Milke Flores.............................................      6,487(2)
   Robert L. Hunt II.............................................    252,003
   Jack P. Libby.................................................      7,000(2)
   Ray Martin....................................................    319,956
   James P. Miscoll..............................................     15,000(2)
   Norman H. Raiden..............................................    111,772
   Keith W. Renken...............................................      5,500(2)
   Harold B. Starkey, Jr.........................................     10,600(2)
   All directors and executive officers as a group (15 persons)..  1,143,102

--------
(1) Each of the named persons owns less than 1% of the outstanding shares of Common Stock except for Mr. Martin who owns 1.69% and Mr. Hunt who owns 1.34%. All directors and executive officers as a group own 5.83% of the outstanding shares of Common Stock. The foregoing percentages and the share amounts shown in the table include with respect to Messrs. Barritt, Barrone, Boyle, Hunt, Martin, Raiden and all directors and executive officers as a group (including those named) 132,185 shares, 79,301 shares, 70,000 shares, 208,211 shares, 295,441 shares, 105,772 shares, and
    1,004,661 shares, respectively, that are subject to options which are exercisable within 60 days of March 5, 1997.

(2) Includes 5,000 options exercisable within 60 days of March 5, 1997.

(3) Includes 5,000 options which vest in June of 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of March 5, 1997, (i) the name of each person known to the Company, based upon filings made by such person with the Securities and Exchange Commission or information provided by such person to the Company, to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) the total number of shares of Common Stock beneficially owned by such person, and (iii) the percentage of the outstanding shares of Common Stock so owned.

                                                 AMOUNT AND NATURE OF   PERCENT
   NAME AND ADDRESS                             BENEFICIAL OWNERSHIP(1) OF CLASS
   ----------------                             ----------------------- --------
   Jenswold, King and Associates, Inc. ........        1,014,166          5.46
    Two Post Oak Central
    1980 Post Oak Boulevard
    Suite 2400
    Houston, Texas 77056-3898

--------
(1) Except as otherwise noted, the number of shares beneficially owned is deemed to include shares of Common Stock in which the person named has or shares either investment or voting power.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

  The Company's Bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors. The present resolution provides for eleven directors. The three year terms of directors are staggered to provide for the election of approximately one-third of the Board of Directors each year.

  The following table sets forth the names and certain information regarding the persons who are currently members of the Company's Board of Directors, including those nominated by the Board of Directors for reelection. If elected, Messrs. Hunt, McKernan, Renken and Starkey will each serve for a term of three years or until their successor is elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If any of the nominees becomes unavailable for any reason, the shares represented by proxies solicited hereby will be voted for the person, if any, who is designated by the Company's current Board of Directors to replace the nominee.

                                 DIRECTOR
   NOMINEES FOR DIRECTOR     AGE  SINCE*   POSITION(S) HELD WITH THE COMPANY AND COAST
   ---------------------     --- -------- ---------------------------------------------
    Robert L. Hunt II........ 46   1991   President, Chief Operating Officer and
                                           Director of the Company and of Coast
   Thomas V. McKernan, Jr. .  52   1996   Director of the Company and of Coast
   Keith W. Renken..........  62   1992   Director of the Company and of Coast
   Harold B. Starkey, Jr. ..  70   1981   Director of the Company and of Coast

--------
* Indicates, where applicable, the year in which a director became a director of Coast prior to the formation of the Company in 1988.

                                          TERM OF
                               DIRECTOR   OFFICE
   CONTINUING DIRECTORS    AGE  SINCE*    EXPIRES POSITION(S) HELD WITH THE COMPANY AND COAST
   --------------------    --- --------   ------- -------------------------------------------
   Gerald D. Barrone.....   65   1987      1999   Director of the Company and of Coast
   Joan Milke Flores.....   60   1994      1999   Director of the Company and of Coast
   Jack P. Libby.........   74   1992      1999   Director of the Company and of Coast
   Leon S. Angvire.......   68   1968      1998   Director of the Company and of Coast
   John C. Argue.........   65   1996      1998   Director of the Company and of Coast
   Ray Martin............   61   1979      1998   Chairman of the Board, Chief Executive Officer
                                                   and Director of the Company and of Coast
   James P. Miscoll......   62   1992      1998   Director of the Company and of Coast

--------
* Indicates, where applicable, the year in which a director became a director of Coast prior to the formation of the Company in 1988.

  The Board of Directors recommends that you vote FOR the above nominees for director.

NOMINEES FOR ELECTION AS DIRECTORS

  Mr. Hunt joined Coast as Senior Vice President of Finance in 1983. Mr. Hunt was named to the position of Executive Vice President and Chief Financial Officer in 1985. In this capacity he was responsible for the Finance Group, which included planning, accounting, investments, treasury, risk management and investor relations. Mr. Hunt was elected a director of the Company and of Coast in 1991. He was named President and Chief Operating Officer of both in 1993. Mr. Hunt is a graduate of the University of Southern California with a B.A. in accounting, finance and quantitative business analysis. He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Financial Managers Society, of which he is a past president.

  Thomas V. McKernan, Jr., is President and Chief Executive Officer of the Automobile Club of Southern California, with which he has been associated for 30 years. McKernan serves on the boards of the American Automobile Association, Newhall Land and Farming, the Payden and Rygel Mutual Funds, and the Claremont Graduate School. He was appointed by Governor Wilson as Chair of the State School-to-Career Task Force, and was recently elected as Chair of the California State Chamber of Commerce. He has been a director of the Company and of Coast since June of 1996.

  Mr. Renken was elected a director of the Company and of Coast in 1992. He retired at the end of 1992 as Senior Partner and Chairman of the Executive Committee of Southern California of the accounting firm of Deloitte & Touche LLP. He joined DeLoitte & Touche in 1959 when it was known as Deloitte Haskins & Sells. He is an active civic leader and a board member of a number of organizations in Los Angeles County.

  Mr. Starkey became Senior Executive Vice President and a director of Coast in 1981 following Coast's acquisition of First Federal Savings and Loan Association of San Diego ("First Federal of San Diego"). He served First Federal of San Diego in various capacities beginning in 1950 and was named its President in 1969. Mr. Starkey retired as Senior Executive Vice President of Coast in 1991.

CONTINUING DIRECTORS

  Mr. Argue is of counsel with the law firm of Argue Pearson Harbison & Myers, a downtown Los Angeles business law firm. Mr. Argue has been a director of the Company and of Coast since January 1996. Mr. Argue serves on the board of a number of corporations, including Avery Dennison, CalMart Co., and the TCW/DW Mutual Funds. He serves as Chairman of Rose Hills Memorial Park, and is a trustee of the University of Southern

California, of Occidental College and of Pomona College. Mr. Argue has served as Chairman or President of the Los Angeles Area Chamber of Commerce, the American Heart Association and the California Club.

  Mr. Angvire is a partner of Hill, Farrer & Burrill, a Los Angeles law firm, where he has practiced since 1954. He has been a director of Coast since 1968 and a director of the Company since its organization in 1988.

  Mr. Martin has been affiliated with Coast since 1959, and has been a director of Coast since 1979. He was elected President and named Chief Operating Officer in 1980. In 1984 he was named Chief Executive Officer, and in 1987 he was elected Chairman of the Board of Directors, continuing as Chief Executive Officer. Mr. Martin has served as Chairman of the Board of the Company since its organization in 1988. He is a past Chairman of the California League of Savings Institutions and previously served on the Executive Committee of the United States League of Savings Institutions. In 1990, he served as a member of the Federal Deposit Insurance Corporation's Savings Association Insurance Fund Advisory Committee, representing institutions in California, Nevada and Arizona. He is the current Vice Chairman of the Board of Directors of the Federal Home Loan Bank ("FHLB") of San Francisco. He is a member of the Board of Directors and of the executive committee of the Los Angeles Area Chamber of Commerce and is past Chairman of the Los Angeles Area Council of the Boy Scouts of America.

  Mr. Miscoll retired as Vice Chairman/Executive Officer of Bank of America NT&SA in 1992. Mr. Miscoll has a 30-year background of extensive responsibilities in domestic, international and multinational banking.
Mr. Miscoll was elected to the board of the Company and of Coast in 1992. He is also on the Boards of Directors of Rykoff-Sexton, Northern Instruments Inc. and American International Companies.

  Mr. Barrone was President and Chief Operating Officer of Coast from 1987 to 1991. He has been a director of Coast since 1987. Mr. Barrone was President and has been a director of the Company since its organization in 1988. Before joining Coast, he had been affiliated with Fidelity Federal Savings and Loan Association ("Fidelity Federal") in Glendale, California since 1955, where he was elected to the Board of Directors in 1973. Mr. Barrone served as President and Chief Executive Officer of Fidelity Federal and of Citadel Holding Corp., the parent company of Fidelity Federal, and as Vice Chairman of the Board of Directors of Citadel Holding Corp. and Fidelity Federal. He served as Chairman of the California League of Savings Institutions in 1985 and 1986. Mr. Barrone is a past director of the FHLB of San Francisco and he is presently on the Board of Directors of the Electro Rent Corporation.

  Ms. Milke Flores has been the president of Joan Milke Flores Group, Inc., a California-based, woman-owned government and public affairs consulting firm, since 1993. She has been a director of the Company and of Coast since 1994. From 1981 until 1993 Ms. Milke Flores served as a member of the Los Angeles City Council and she is a past President Pro Tempore of that Council. Ms. Milke Flores has served as acting president of the Southern California Regional Airport Authority, was the founder and President of the Alameda Corridor Transportation Authority and is past president of the South Bay Cities Association. A former member of the United States League of Cities International Trade Task Force, she is currently a gubernatorial appointee to the Commission of the Californias. Among other community activities, she serves as a Member of the Board of the South Bay Economic Development Council and as chair of the Board of Directors of World Opportunities International.

  Mr. Libby has been the President of Libby Construction Co., Inc. since 1989. Prior to that date Mr. Libby was President of Nevada Young American Homes, Inc. for 20 years. He was a public interest director of the FHLB of San Francisco from 1983 to 1990, and is a director of NewWest Mortgage Company.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors, which met 11 times in 1996, generally meets regularly each month and has special meetings as necessary. The standing committees of the Board of Directors of the Company and of Coast include a Nominating Committee, an Audit and Compliance Committee and a Compensation/Pension/Benefits Committee (the "Compensation Committee").

  The Nominating Committee, consisting of Joan Milke Flores, Chairwoman, Leon
S. Angvire and Gerald D. Barrone, was established by the Board of Directors in January 1990 to recommend nominees for the Board of Directors and held two meetings during 1996. The Nominating Committee does not consider nominations submitted by shareholders.

  The Audit and Compliance Committee, which held four meetings in 1996, consists of Leon S. Angvire, who is Chairman, Joan Milke Flores, Jack P. Libby, James P. Miscoll and Keith W. Renken. It makes recommendations to the Board of Directors regarding the independent auditor to perform audits and other services, reviews the scope and results of such services, oversees Coast's internal audit department, reviews the system of internal controls and results of audits with management and the independent auditor, monitors adherence to generally accepted accounting principles relating to accounting and financial reporting and has oversight of Coast's and the Company's compliance with savings institution and savings institution holding company regulatory requirements.

  The Compensation Committee, which held six meetings in 1996, consists of Keith W. Renken, who is Chairman, Leon S. Angvire, Joan Milke Flores, James P. Miscoll and Jack P. Libby, all of whom are outside directors. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the salaries and compensation of senior executive officers, administers Coast's pension plan and the Company's stock option program and recommends other forms of compensation and benefits to the Board of Directors.

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

  The following table sets forth certain information relating to executive officers of the Company and of Coast who are not directors.

  NAME                   AGE                         TITLE
  ----                   ---                         -----
James F. Barritt........  38 Senior Executive Vice President and Chief Financial
                              Officer of the Company and of Coast (Finance,
                              Investments and MIS Group)
James R. Boyle..........  52 Senior Executive Vice President of the Company and
                              of Coast (Loan Group)
Mark T. Neal............  36 Senior Vice President of Coast (Corporate Planning
                              and Investor Relations)
Norman H. Raiden........  64 Senior Executive Vice President and General Counsel
                              of the Company and of Coast (Administrative Group)
Gerald I. Rich..........  47 Senior Vice President, Controller and Treasurer of
                              the Company and of Coast
Priscilla Finch.........  41 Corporate Secretary of the Company and of Coast

  Mr. Barritt joined Coast in 1986 and was promoted to Senior Vice President, Finance, in 1987. In January 1993, Mr. Barritt was named Chief Financial Officer and Executive Vice President and in January 1996 he was named Senior Executive Vice President. Mr. Barritt graduated with a degree in Business Administration from California State University at Northridge. Prior to joining Coast, Mr. Barritt worked with KPMG Peat Marwick LLP, specializing in financial services.

  Mr. Boyle joined Coast in 1991. He is the Senior Executive Vice President responsible for the Loan Group. He was the Chief Executive Officer of Gibraltar Savings prior to joining Coast.

  Mr. Neal joined Coast in 1993. He is the Senior Vice President responsible for Corporate Planning and Investor Relations. He is a certified public accountant and held the position of Director, Corporate Accounting at National Medical Enterprises for a one year period prior to joining Coast. Prior to that, he worked with KPMG Peat Marwick LLP for eight years specializing in the audits of financial institutions and held the title of Senior Audit Manager.

  Mr. Raiden joined Coast in 1990. As Senior Executive Vice President he is responsible for the Administrative Group. Prior to joining Coast, Mr. Raiden was a senior partner with the law firm of McKenna, Conner & Cuneo and was General Counsel of the Federal Home Loan Bank Board from 1983 to 1985.

  Mr. Rich, Senior Vice President, Controller and Treasurer, joined Coast in 1985. He is a certified public accountant and worked with KPMG Peat Marwick LLP from 1975 to 1985 as a Senior Audit Manager specializing in financial institutions.

  Miss Finch joined Coast in 1985. She is currently Corporate Secretary of the Company and of Coast as well as Assistant Vice President of Investor Relations for Coast.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the compensation paid by Coast during the year ended December 31, 1996, to its Chief Executive Officer and to its four most highly compensated executive officers other than the Chief Executive Officer (together with the Chief Executive Officer, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION
                                    ANNUAL COMPENSATION        AWARDS(2)
                              ------------------------------- ------------
                                                               SECURITIES
                                                    OTHER      UNDERLYING   ALL OTHER
  NAME AND PRINCIPAL                                ANNUAL    OPTIONS/SARS COMPENSATION
       POSITION          YEAR SALARY($) BONUS($) COMPENSATION     (#)          ($)
  ------------------     ---- --------- -------- ------------ ------------ ------------
Ray Martin, Chairman of
 the Board               1996  500,004  268,000       -0-       100,000      516,431(3)
 and Chief Executive
  Officer of the         1995  500,004      -0-       -0-           -0-      172,754(3)
 Company and of Coast    1994  500,004      -0-     7,499(1)        -0-        4,048(3)
Robert L. Hunt II,
 President and Chief     1996  374,879  195,300       -0-        75,000      129,429(3)
 Operating Officer of
  the Company            1995  364,316      -0-       -0-           -0-       28,599(3)
 and of Coast            1994  364,316      -0-       -0-           -0-      135,523(3)
James R. Boyle, Senior
 Executive               1996  317,309  135,800       -0-        30,000      103,098(3)
 Vice President of the
  Company                1995  311,304      -0-       -0-           -0-       42,512(3)
 and of Coast            1994  305,054      -0-       -0-           -0-       32,875(3)
Norman H. Raiden,
 Senior Executive        1996  294,020  124,900       -0-        40,000      332,145(3)
 Vice President and
  General Counsel        1995  286,304      -0-       -0-           -0-      113,004(3)
 of the Company and of
  Coast                  1994  286,304      -0-       -0-           -0-      289,307(3)
James F. Barritt,
 Senior Executive Vice   1996  276,803  118,300       -0-        55,000       37,837(3)
 President and Chief
  Financial Officer      1995  236,304      -0-       -0-           -0-       10,719(3)
 of the Company and of
  Coast                  1994  221,464      -0-       -0-           -0-       14,104(3)

--------
(1) Represents Coast's share of the cost of the purchase of Common Stock. See "Directors' Share Purchase Plan" below.

(2) At December 31, 1996, Messrs. Martin, Hunt, Boyle, Raiden and Barritt held performance shares having a value of $776,250, $1,328,125, $2,180,000, $340,625 and $681,250, respectively. All such shares were awarded in 1992 and 1993 pursuant to the Coast Performance Share Plan for Key Employees. See "Long-Term Incentive Plan" below.

(3) These amounts represent accruals by Coast for the Executive Supplemental Retirement Plan on behalf of the Named Executive Officer (see "Retirement Plans" below).

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                           NUMBER OF    PERCENT OF                        ANNUAL RATES OF STOCK
                          SECURITIES   TOTAL OPTIONS                       PRICE APPRECIATION
                          UNDERLYING    GRANTED TO   EXERCISE              FOR OPTION TERM(2)
                         OPTIONS/SARS  EMPLOYEES IN    PRICE   EXPIRATION ---------------------
  NAME                   GRANTED(#)(1)  FISCAL YEAR  ($/SHARE)    DATE      5%($)      10%($)
  ----                   ------------- ------------- --------- ---------- ---------- ----------
Ray Martin..............    100,000        11.6%      $33.00    May 2006  $2,075,352 $5,259,350
Robert L. Hunt II.......     75,000         8.7%      $33.00    May 2006  $1,556,514 $3,944,513
James R. Boyle..........     30,000         3.5%      $33.00    May 2006  $  622,606 $1,577,805
Norman H. Raiden........     40,000         4.6%      $33.00    May 2006  $  830,141 $2,103,740
James F. Barritt........     55,000         6.4%      $33.00    May 2006  $1,141,444 $2,892,643

--------
(1) All options listed were granted pursuant to the 1996 Coast Savings Financial, Inc. Equity Incentive Plan. Option exercise prices were at the market price when granted. The options have a term of 10 years and vested on the date of grant. At the discretion of the Compensation Committee, the exercise price and federal tax withholding may be paid in cash or with shares of Company stock already owned.

(2) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. By way of comparison, using the same assumed annual rates of stock price appreciation over the ten-year term of the stock options granted in May 1996 above, all holders of the Company's stock would realize the following increases in the market value of $100 invested in the Company's stock on the date that the options were issued: $62.89 (5% annual appreciation) and $159.37 (10% annual appreciation). Company management cautions shareholders and option holders that such increases in values are based on arbitrary assumptions and should not be used as a basis for expectations of the future value of their holdings.

OPTION/SAR HOLDINGS

  During 1996, none of the Named Executive Officers exercised any stock options or SARs. The following table provides information concerning unexercised options and SARs held by such officers as of the end of the last fiscal year:

                 AGGREGATED FISCAL YEAR-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                  OPTIONS/SARS AT            OPTIONS/SARS
                                FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)
                             ------------------------- -------------------------
     NAME                    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
     ----                    ------------------------- -------------------------
   Ray Martin...............     339,786/   -0-         $7,112,448/    -0-
   Robert L. Hunt II........     231,862/   -0-          4,748,213/    -0-
   James R. Boyle...........      70,000/   -0-          1,137,000/    -0-
   Norman H. Raiden.........     129,796/   -0-          2,800,880/    -0-
   James F. Barritt.........     138,097/   -0-          2,308,071/    -0-

LONG-TERM INCENTIVE PLAN

  During 1992, Coast adopted its Performance Share Plan for Key Employees (the "Performance Plan"). Awards under the Plan provide for future cash payments based upon market performance of the Company's stock and compliance by Coast with certain capital requirements. No awards were made during 1996 under the Performance Plan.

PENSION PLANS

  Coast maintains a noncontributory, defined-benefit pension plan (the "Pension Plan") which covers all employees. Certain of Coast's executive officers (senior vice presidents and above) also participate in a non-qualified Executive Supplemental Retirement Plan (the "Supplemental Plan") which pays benefits to participants in addition to benefits paid under the Pension Plan. The Supplemental Plan has three classes of participants.
Mr. Martin and Mr. Hunt are Class I participants and the other Named Executive Officers are Class II participants. The following tables set forth, in straight life annuity amounts, the estimated annual benefits payable upon retirement under both the Pension Plan and the Supplemental Plan to Class I and Class II participants.

                              PENSION PLAN TABLES

Class I

                                                    YEARS OF SERVICE
                                         ---------------------------------------
   SALARY                                  15      20      25      30      35
   ------                                ------- ------- ------- ------- -------
   125,000..............................  98,604  98,604  98,604 102,816 113,702
   150,000.............................. 121,104 121,104 121,104 124,191 137,390
   175,000.............................. 143,604 143,604 143,604 143,604 144,890
   200,000.............................. 166,104 166,104 166,104 166,104 166,104
   225,000.............................. 188,604 188,604 188,604 188,604 188,604
   250,000.............................. 211,104 211,104 211,104 211,104 211,104
   300,000.............................. 256,104 256,104 256,104 256,104 256,104
   350,000.............................. 301,104 301,104 301,104 301,104 301,104
   400,000.............................. 346,104 346,104 346,104 346,104 346,104
   450,000.............................. 391,104 391,104 391,104 391,104 391,104
   500,000.............................. 436,104 436,104 436,104 436,104 436,104
   550,000.............................. 481,104 481,104 481,104 481,104 481,104

Class II

                                                    YEARS OF SERVICE
                                         ---------------------------------------
   SALARY                                  15      20      25      30      35
   ------                                ------- ------- ------- ------- -------
   125,000..............................  79,854  79,854  79,854  90,316 101,202
   150,000..............................  98,604  98,604  98,604 109,191 122,390
   175,000.............................. 117,354 117,354 117,354 117,354 127,390
   200,000.............................. 136,104 136,104 136,104 136,104 136,104
   225,000.............................. 154,854 154,854 154,854 154,854 154,854
   250,000.............................. 173,604 173,604 173,604 173,604 173,604
   300,000.............................. 211,104 211,104 211,104 211,104 211,104
   350,000.............................. 248,604 248,604 248,604 248,604 248,604
   400,000.............................. 286,104 286,104 286,104 286,104 286,104
   450,000.............................. 323,604 323,604 323,604 323,604 323,604
   500,000.............................. 361,104 361,104 361,104 361,104 361,104
   550,000.............................. 398,604 398,604 398,604 398,604 398,604

  The compensation covered by the Supplemental Plan is the average "annual salary," which would correspond to the amount set forth in the "Salary" column of the "Summary Compensation Table" set forth above, during the employee's three highest paid consecutive years in the ten years preceding retirement. Monthly benefits payable under the Supplemental Plan are reduced (but not below a specified percentage of average annual salary) by the sum of the annual life annuity benefit payable to the employee under the Pension Plan, and the employee's actual monthly receipts of Social Security payments, and may be reduced by certain other payments, including the annual amount, if applicable, received pursuant to Coast's directors retirement plan described below. Participants are generally eligible to receive benefits under the Supplemental Plan after the completion of 10 years of service with Coast and attaining the age of 60 or, regardless of the number of years of service, after attaining the age of 65. At December 31, 1996, the number of years of credited service under the Supplemental Plan for Messrs. Martin, Hunt, Boyle, Raiden and Barritt was 37, 12, 5, 6 and 11, respectively. In general, benefits payable under the Supplemental Plan are reduced if a participant retires prior to attaining age 65.

EMPLOYMENT AGREEMENTS

  In connection with Coast's acquisition of First Federal of San Diego in 1980, Coast assumed the obligations of First Federal of San Diego under a deferred compensation agreement entered into by First Federal of San Diego and Mr. Starkey in 1980. Mr. Starkey was an employee of Coast until his retirement in 1991. Pursuant to the agreement, Coast pays monthly benefits to Mr. Starkey which when aggregated with his monthly qualified pension plan and primary Social Security benefits equal one-twelfth of 80% of Mr. Starkey's highest annual compensation during his last five years of employment with Coast. During 1996 payments under the agreement amounted to $33,148. Mr. Starkey will receive this benefit for a period of ten years following his retirement.

  Coast currently has employment agreements with its Chief Executive Officer, President, and Senior Executive Vice Presidents, as well as certain other officers of Coast and its subsidiaries. Mr. Martin's agreement provides for a three year term renewable annually by the Board of Directors. The agreements with Messrs. Hunt, Boyle, Raiden and Barritt provide for two year terms renewable annually by the Board of Directors. However, in the event of a "change in control" of Coast, the term of such executives' agreements automatically converts to three years renewable annually by the Board of Directors. All of the agreements may be terminated for cause, or by either party upon 90 days prior notice, and automatically terminate in the event of the executive's death or disability. Coast's obligation to pay compensation and benefits under each of the agreements continues in the event that the executive separates from service as a result of death or disability, and terminates if the separation is for cause or is voluntary. The agreements provide that Coast will pay each executive a base monthly compensation equal to his monthly salary in effect in 1996, with increases in base monthly salary being subject to the discretion of the Board of Directors. The executives' monthly base salary under the agreements as currently in effect cannot be decreased below their 1996 levels, or any greater future levels, without their consent. In the event of a change in control, for the remainder of the term of the agreement, Coast will pay each executive a base monthly compensation equal to his monthly salary then in effect plus 1/12 of the aggregate amount of the higher of the discretionary bonuses attributable to the last two bonus computation years that ended before the change in control.

  In general, in the event that Coast elects to terminate any of the executives' employment, or if the executive elects to terminate his employment within one year of a change of control of Coast, the affected executive will be entitled to receive a lump sum payment equal to the discounted present value of the compensation due under the agreement for the balance of its term. In addition, the executives will be entitled to receive medical insurance benefits for the remaining term of the agreement. Had Coast elected to terminate their employment effective January 1, 1997, the lump sum payments to Messrs. Martin, Hunt, Boyle, Raiden and Barritt would have been approximately $1,722,485, $833,346, $681,137, $633,571, and $614,545 respectively.

DIRECTORS' COMPENSATION

  All directors who are not employees of the Company or Coast receive $1,000 for each monthly meeting of the Board of Directors attended and an additional $1,000 fee for each special meeting of the Board of Directors attended or any committee meeting held on a date other than the day of the regular Board Meeting. In addition, each director who is not an employee of the Company or Coast receives an annual retainer fee of $28,000.

  Pursuant to the provisions of the 1996 Coast Savings Financial, Inc., Equity Incentive Plan adopted by the Company's shareholders at the 1996 annual meeting, an award of an option to purchase 5,000 shares of Common Stock was granted to each of the directors of the Company as of the date of the plan's adoption. Each of the awards had an exercise price equal to the market price of the Common Stock on the date of grant, will become fully vested one year from the date of grant, and has a ten year term. In accordance with the terms of the plan, upon his election to the Board of Directors in June of 1996, Mr. McKernan also received an award to purchase 5,000 shares of Common Stock with an exercise price equal to the market price of the Common Stock as of the date of grant, that will vest in one year, and that has a ten year term.

  Coast maintains a non-qualified, unfunded retirement plan for its directors who have at least ten years of service as a director, including service on the Board of Directors of Coast prior to the formation of the Company and service on the boards of directors of institutions acquired by Coast. The benefit is paid for life following retirement, except that if a director terminates service on the Board of Directors before reaching the age of 65, no benefits will be paid until he/she reaches the age of 65. If a director's service on the Board of Directors is terminated for cause, no benefits are paid under the plan. The minimum benefit is 50% of the current director's fee at the applicable date of retirement and rises to 75% of such fee after 30 years of service. Any retiring director who has served as President or Chairman of the Board of the Company or of Coast (prior to the formation of the Company) is entitled upon retirement to monthly benefits equal to 100% of the monthly director's fee earned by such retiring director during the month preceding his or her retirement. In 1996, Coast paid an aggregate of $186,020 under the plan. Coast also continues medical and dental coverage for directors following their retirement at their own expense.

  The directors retirement plan also provides a death benefit for directors elected or appointed prior to 1990 who are not officers of the Company or of Coast, which benefit provides for the payment of $100,000, payable in ten equal annual installments, to the director's spouse or issue surviving at the time the benefit is payable. The benefit is reduced to $25,000 in the case of a director who dies following his retirement or resignation from the Board of Directors.

DIRECTOR SHARE PURCHASE PLAN

  The Board of Directors of Coast adopted the Coast Director Share Purchase Plan (the "Purchase Plan") in April of 1994. The Purchase Plan is intended to encourage and increase the investment of individual directors in the Company in order to further align shareholder and director interests. Pursuant to the Purchase Plan, Coast will contribute toward the total purchase price paid by a director of Coast to purchase shares of Common Stock an amount equal to 15% of such total purchase price. The aggregate amount of such contribution by Coast per director under the Purchase Plan may not exceed $15,000 per year. During 1996, a total of 3,793 shares of Common Stock was purchased under the Purchase Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee Report on Executive Compensation set forth below shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board of Directors of Coast. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Coast. Pursuant to rules designed to enhance disclosure of companies' policies regarding executive compensation, set forth below is a report by the Compensation Committee addressing Coast's compensation policies for 1996 as they affected Messrs. Martin, Hunt, Boyle, Raiden and Barritt.

To the Board of Directors:

  Compensation paid to Coast's executive officers is composed primarily of base salary compensation, short-term incentive compensation, and long-term incentive compensation. In general, overall executive officer compensation is intended to be consistent with that paid by other companies in the financial services industry. With respect to executive compensation, the trend in the industry is to structure such compensation to support and reinforce an institution's business goals, to award executives for the achievement of annual results, and to link a significant portion of executive compensation to the creation of shareholder value. Coast's policy is to pursue these objectives in the framework of providing competitive compensation opportunities to attract and retain the highest caliber of capable and experienced executives.

  Provisions of the Internal Revenue Code would disallow the deduction from income of certain forms of compensation paid by Coast to a single employee in excess of $1 million. In 1996, no employee received compensation in excess of such amount. Coast does not intend to compensate any employee in an amount in excess of $1 million unless such compensation is performance-based and effected pursuant to an incentive plan that complies with Internal Revenue Code provisions and has been approved by shareholders.

BASE SALARY COMPENSATION

  Coast's base salary compensation for executive officers is established after examining both objective and subjective criteria, with each set of criteria weighted equally. Objective criteria include the commission, review and evaluation of surveys of compensation paid to the executives of similarly sized financial institutions. Subjective criteria encompass the evaluation of each officer's managerial ability, knowledge of the industry, initiative and contribution to overall corporate performance. Factors considered to reflect corporate performance include traditional business and earnings criteria as well as criteria specific to the thrift industry, such as capital levels and asset quality.

  Mr. Martin's base salary was established in 1990 and was intended to be competitive with base salaries paid other chief executive officers of institutions of similar size and scope of operations. In keeping with Coast's restructuring initiatives and cost reduction program in effect at the time, Mr. Martin's base salary was reduced in 1991 and further reduced in 1992. Each of the other executive officers' base salaries were frozen during 1991 and 1992. In 1993, the Committee commissioned a survey of compensation paid during fiscal year 1992 to executives of five savings and loan and nineteen commercial bank holding companies, including the Company. An independent compensation consulting firm retained by the Committee selected the institutions for inclusion in the survey. The criteria for inclusion were that the institutions be of similar size to the Company, provide services similar to those provided by the Company and be at least as financially healthy as the Company. Certain of the institutions are included in the peer group index used to prepare the Performance Graph set forth in the Company's Proxy Statement. Based upon findings of the survey, in 1993 the base salary compensation paid to several of the Named Executive Officers was increased to bring such officers' salary into accord with what the Committee considered to be reasonable and appropriate levels relative to their respective contributions and industry norms. In 1994, Mr. Martin was granted the use of a leased automobile and the other Named Executive Officers' base salary compensation was increased to include a monthly automobile allowance paid to each such officer. During 1994, 1995 and 1996, the base salaries of one or more of the Named Executive Officers other than Mr. Martin were further increased to maintain such salaries at competitive levels.

SHORT-TERM INCENTIVE COMPENSATION

  In addition to base salary compensation, the Company's executive officers also may, from time to time, receive short-term incentive compensation awards in the form of cash bonuses as is consistent with general industry practice. Although such awards are not necessarily made pursuant to any specific incentive compensation plan, the Committee may recommend and the Board of Directors may approve the payment of such short-term incentive compensation in any fiscal year based on the contribution each executive officer makes to the accomplishment of the Company's primary corporate objective or objectives for such year. Such objectives may be specific numeric improvements in financial performance, but they may also be more subjective and it is within the discretion of the Board of Directors to determine whether and the extent to which such subjective goals are attained.

  In January of 1995, the Board of Directors of Coast adopted the Executive and Senior Management Short-Term Compensation Incentive Plan (the "Incentive Plan"). Provisions of the Incentive Plan applicable to the Named Executives, including Mr. Martin, provided for short-term incentive compensation payments for the year ending December 31, 1995 based upon targeted overall corporate performance. Overall corporate performance was measured by Coast's capital position, nonperforming assets ratio, and operating expense level. Certain thresholds for net earnings had to be met and the other goals achieved for an incentive award pool to be established. If an award pool was established, a short-term incentive compensation payment would be made to each of the Named Executives in an amount equal to a specified percentage of the Named Executive Officer's base salaries. Such percentage was determined based on the extent to which Coast's performance met the established net earnings targets. Coast's corporate performance met the thresholds established under the Incentive Plan, and, in accordance with the terms of the Incentive Plan, short-term incentive compensation payments were made to the Named Executive Officers in 1996 for their performance in 1995 in the amounts set forth in the Summary Compensation Table of the Company's Proxy Statement.

LONG-TERM INCENTIVE COMPENSATION

  In addition to base salary compensation and short-term incentive compensation, during 1996 the Company's executive officers were eligible to receive long-term incentive compensation through participation in the 1996 Coast Savings Financial, Inc., Equity Incentive Plan (the "Stock Option Plan"), the Coast Performance Share Plan for Key Employees (the "Performance Plan"), an Executive Supplemental Retirement Plan and Coast's noncontributory, defined-benefit pension plan. Coast may also choose to enter into or renew employment agreements with its executive officers. The purpose of each of these plans and of employment agreements is to align the long-term interests of the executive officers with those of the Company and its shareholders.

  In the fall of 1995, the Committee commissioned an independent compensation consulting firm to review the compensation paid to Coast's executive officers. The consulting firm compared the compensation paid to Coast's executive officers to the compensation paid to the executive officers of 11 peer institutions selected by the consulting firm that are similar in size to the Company, provide services similar to those provided by the Company and are at least as financially stable as the Company. Certain of the institutions are included in the peer group index used to prepare the Performance Graph set forth in the Company's Proxy Statement. As a result of the findings of this study, the Committee's perception that management is largely responsible for the substantial increase in shareholder value which has been registered in recent years and in light of the fact that no awards of long-term compensation had been granted since 1993, in May of 1996, the Board of Directors of the Company, based on the Committee's recommendation, granted awards of options to the Named Executive Officers in accordance with the terms of the Stock Option Plan. The awards to the Named Executive Officers, including the award to Mr. Martin, were an attempt to increase the ownership level of senior management to align such level more closely with that of the Company's peer institutions as discussed in the compensation study. The awards were also granted as part of a wider distribution of awards to several levels of Coast's management as part of the Company's effort to more fully align the interests of management with those of shareholders.

  Coast has entered into a three-year employment contract with Mr. Martin and two year contracts with each of the other Named Executive Officers as described in the Company's Proxy Statement under "Employment Agreements." These contracts are reviewed annually by Coast's Board of Directors and may be extended for an additional year at each review, based upon the performance of the officer.

  In addition to base salary compensation, short-term incentive compensation and long-term incentive compensation, the Company's executive officers also benefit from the receipt of certain perquisites, including the payment by the Company of specific club dues and, in the case of Mr. Martin, the use of a leased Company automobile.

The Compensation Committee

Keith W. Renken, Chairman
Leon S. Angvire
Joan Milke Flores
Jack P. Libby
James P. Miscoll

PERFORMANCE GRAPH

  The Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index, a broad market index, and the Russell 3000 S&L Peer Group Index, an industry index, for the period commencing December 31, 1991 and ended December 31, 1996.


                    COMPARATIVE FIVE-YEAR TOTAL RETURNS*
           COAST SAVINGS FINANCIAL, INC., RUSSELL 2000, PEER GROUP
                    (Performance results through 12/31/96)

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           Coast Savings
(Fiscal Year Covered)        Financial, Inc.    Russell 2000    Peer Group
---------------------        ---------------    ------------    ----------
Measurement Pt- 12/31/1991   $100.00            $100.00         $100.00
FYE 12/31/1992               $146.67            $118.41         $119.87
FYE 12/31/1993               $190.00            $140.80         $136.06
FYE 12/31/1994               $195.00            $138.24         $126.37
FYE 12/31/1995               $461.67            $177.55         $200.97
FYE 12/31/1996               $488.33            $206.83         $268.61

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in CSA common stock, Russell 2000 Index, and Peer Group.

* Cumulative total return assumes reinvestment of dividends.

Source: Frank Russell Company

                 CERTAIN TRANSACTIONS OF MANAGEMENT WITH COAST

  Coast makes home mortgage loans to certain full-time employees under Coast's Employee Loan Plan. These are adjustable rate mortgage loans made in the ordinary course of business and in the judgment of management do not involve more than the normal risk of collectability. Loans made under the Employee Loan Plan are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates charged on such loans. All mortgage loans under Coast's current Employee Loan Plan are written at Coast's prevailing rates of interest at the times of origination, but a rider is attached to the note which provides for a reduced rate while the borrower is employed by or affiliated with Coast. Under the Employee Loan Plan, the interest rate to which a borrower's loan adjusts on the date of the first interest rate adjustment is one percentage point lower than the comparable rate for a non-affiliate. The rate of interest borne by the loan reverts to the normal rate provided in the note upon termination of the borrower's employment or affiliation with Coast, except for employees who retire at age 62 or older and, under certain circumstances, certain terminated employees who may retain the preferential interest rate for 24 months. Prior to August 1989, directors and executive officers of Coast were entitled to participate in Coast's Employee Loan Plan. Under regulations which became applicable to Coast during August 1989, Coast may no longer offer loans to executive officers and directors on terms more favorable than those available to the public. However, directors and executive officers who obtained loans under Coast's Employee Loan Plan prior to August 1989 will continue to have reduced interest rates.

  The following table sets forth information relating to loans made by Coast to its directors and executive officers with outstanding loans aggregating more than $60,000 at any time since January 1, 1996. Except as otherwise indicated, each loan was used for the purchase of such director's or executive officer's primary residence.

                                         HIGHEST BALANCE
                                        OUTSTANDING DURING                   CURRENT
                                            YEAR ENDED        BALANCE AT     INTEREST YEAR
NAME                      TYPE OF LOAN  DECEMBER 31, 1996  DECEMBER 31, 1996   RATE   MADE
----                      ------------  ------------------ ----------------- -------- ----
James F. Barritt........  First Lien         $253,652          $245,029        6.19%  1988
Priscilla Finch.........  First Lien           66,693            65,477        6.09   1989
Robert L. Hunt II.......  First Lien          242,842           231,122        5.84   1986
Gerald I. Rich..........  First Lien          244,387           238,659        5.84   1987
Harold B. Starkey, Jr. .  First Lien(1)       227,390           225,223        8.44   1993

--------
(1) Refinance of prior loan.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

  KPMG Peat Marwick LLP has served as the independent auditing firm for Coast since 1982 and for the Company since 1989. Coast's and the Company's Boards of Directors have approved the retention of KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company and of Coast for 1997. It is anticipated that representatives of KPMG Peat Marwick LLP will be present at the Meeting and will be given an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders.

  In recognition of the important role of the Company's independent auditor, the Board of Directors has determined that its appointment of KPMG Peat Marwick LLP as the independent auditing firm for the Company and Coast should be submitted to the stockholders for ratification. If the appointment is not ratified, the Board of Directors will take the vote of the stockholders into account in determining whether to appoint another firm as the company's independent auditor for 1997. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event the Board of Directors determines that the interests of the Company require such a change.

  The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG Peat Marwick LLP as independent auditor of the Company's consolidated financial statements for 1997.

                          ANNUAL REPORT ON FORM 10-K

  The Company has filed an Annual Report on Form 10-K (the "Annual Report") with the Securities and Exchange Commission for the year ended December 31, 1996 together with applicable financial statements and schedules thereto. A copy of the Annual Report was furnished to shareholders in connection with the distribution of this Proxy Statement. The Company will also furnish to any stockholder a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of a copying charge of $0.25 per page. Requests should be addressed to: Investor Relations Department, Coast Savings Financial, Inc., 1000 Wilshire Blvd., 22nd Floor, Los Angeles, California 90017-2457.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS
                  FOR PRESENTATION AT THE 1998 ANNUAL MEETING

  Any proposal that a stockholder wishes to present for consideration at the 1998 Annual Meeting must be received by the Company no later than November 26, 1997, in order to be included in the proxy statement and form of proxy for such Annual Meeting. Stockholder proposals may not be included in the proxy statement and form of proxy for the 1998 Annual Meeting unless certain conditions specified in the rules of the Securities and Exchange Commission are met.

                        OTHER BUSINESS TO BE TRANSACTED

  As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Meeting. If any other business is properly brought before the Meeting and may properly be acted upon, proxies in the form of the enclosed proxy cards confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgment with respect to those matters.

  You are urged to vote, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Priscilla Finch

                                          Priscilla Finch,
                                          Corporate Secretary

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REVOCABLE PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         COAST SAVINGS FINANCIAL, INC.

  The undersigned holder of shares of common stock of Coast Savings Financial, Inc. (the "Company") hereby appoints Leon Angvire, Robert L. Hunt II and Ray Martin, or any of them, each with full power of substitution, to vote all shares of said stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 23, 1997 at 2:00 p.m., California time, at the Omni Los Angeles Hotel, 930 Wilshire Blvd., Los Angeles, California, and at adjournments thereof, on the matters set forth on the reverse hereof.

  Whether or not you plan to attend the meeting, you are urged to execute and return this Proxy, which may be revoked at any time prior to its use. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE AND PROPOSAL LISTED.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

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


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                                                        Please mark    [X]
                                                        your votes as
                                                        indicated in
                                                        this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ITEMS 1 AND 2.





                                              WITHHOLD
                                            AUTHORITY TO
Item 1-Election of directors:      FOR      VOTE FOR ALL
Robert L. Hunt II                  [ ]          [ ]
Thomas V. McKernan, Jr.
Keith W. Renken
Harold B. Starkey, Jr.
                                                        FOR    AGAINST  ABSTAIN
Item 2-Proposal to ratify the appointment of KPMG       [ ]      [ ]      [ ]
Peat Marwick LLP as the independent auditing firm for the Company for the fiscal year ending December
31, 1997.

Item 3-In their discretion, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.

WITHHOLD AUTHORITY TO VOTE FOR: (Write that nominee's       WILL ATTEND [ ]
name in the space provided below).                            MEETING

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                                       This proxy should be dated and signed by
                                       the stockholder or his attorney
                                       authorized in writing or in any other
                                       manner permitted by law. Joint owners
                                       should each sign. If signing as executor, administrator, trustee or guardian or as a corporate officer, please give full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      Signature(s) ____________________________   Date ___________, 1997

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. DATE AND RETURN THIS PROXY IN THE REPLY ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD PLEASE SIGN AND RETURN ALL CARDS RECEIVED.
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